Exhibit 99

Burger King Holdings, Inc. Reports Third Quarter Fiscal 2010 Results

MIAMI--(BUSINESS WIRE)--April 29, 2010--Burger King Holdings, Inc. (NYSE:BKC) today reported results for the third quarter of fiscal 2010. Key highlights of the company’s third quarter results include:

  Worldwide comparable sales were negative 3.7 percent compared to positive 1.0 percent in the same period last year;
  U.S. and Canada comparable sales were negative 6.1 percent compared to positive 1.6 percent in the same quarter last year;
  Worldwide company restaurant margins were 11.3 percent compared to 11.7 percent in the same quarter last year;
  U.S. and Canada company restaurant margins improved 20 basis points to 12.9 percent compared to 12.7 percent in the same period last year;
  Income before income taxes was up 6 percent at $67.0 million compared to $63.0 million in the same quarter last year; and
  Diluted earnings per share were $0.30, compared to diluted earnings per share of $0.34 in the same quarter last year. During the quarter, diluted earnings per share included a $0.02 negative impact resulting from a higher effective tax rate. Last year’s diluted earnings per share included a $0.05 benefit resulting from a lower effective tax rate.

“While we continue to operate in a very challenging macroeconomic environment, we remain committed and focused on the success and growth of our brand by effectively managing our business for the long term,” said Chairman and Chief Executive Officer John Chidsey. “During the quarter, we added 37 net new restaurants, invested in our U.S. and Canada reimaging program, continued the deployment of new restaurant equipment, increased company restaurant margins in the U.S. and Canada, and developed innovative products that support both ends of our barbell menu strategy.

“Even though the quarter’s results were negatively impacted by severe U.S. weather conditions in January and February, I am encouraged by our overall performance in March including positive U.S. traffic and sequential quarterly improvement in average check. Average check in the U.S. was helped by the national launch of our premium Steakhouse XTTM burger line that continues to receive favorable consumer response,” Chidsey added.

Worldwide revenues for the third quarter of fiscal 2010 were down 1 percent at $596.9 million, compared to $599.9 million in the same quarter last year. Revenues were adversely impacted by negative worldwide comparable sales, partially offset by favorable currency translation of $19.5 million and strong net restaurant growth of 305 units during the past 12 months.

Third quarter worldwide comparable sales were negative 3.7 percent compared to positive 1.0 percent in the same period last year. The company posted positive comparable sales of 1.1 percent in its EMEA/APAC business segment compared to negative 0.6 percent in the same period last year. Strong performance in Spain, Australia, Korea and Turkey more than offset negative comparable sales in Germany and the U.K.

Third quarter comparable sales in the U.S. and Canada segment were negative 6.1 percent compared to positive 1.6 percent in the prior year period. Comparable sales in the segment were negative 2.0 percent in March, a 6.2 percentage point improvement over the reported January and February period comparable sales of negative 8.2 percent. As previously stated, the company believes, based on its analysis, inclement weather negatively impacted comparable sales in January and February by approximately 3.0 percentage points. Additionally, the segment realized positive traffic in March as the impact of weather became less significant.

During the quarter, U.S. marketing efforts focused on the company’s barbell menu strategy with a continued emphasis on value including the $1 ¼ lb. Double Cheeseburger promotion. On the indulgent end, the company completed the national roll-out of the Steakhouse XTTM burger line, which includes three builds, at the end of February. The casual-dining quality Steakhouse XTTM burger, which highlights the brand’s signature flame-broiled taste, is among the first of many product introductions coming off the company’s proprietary flexible broiler.

Marketing initiatives during the third quarter included a U.S. campaign with NASCAR® Sprint Cup Series driver Tony Stewart and the semi-annual winter mail coupon drop to 77 million households. Additionally, the U.S. and Canada featured Superfamily promotions such as Hoodwinked TooTM, The Spectacular SpidermanTM and Polly PocketTM, which were also leveraged across many international markets.

During the quarter, the EMEA/APAC business segment continued to implement the company’s barbell menu strategy with a combination of value and indulgent offerings. Promotions aimed at satisfying guests seeking value included the Stunner DealsTM program, King DealsTM and the Chili Cheese Burger LTO. These offerings were balanced with higher margin indulgent products including the Chicken TenderCrisp® sandwich, Whopper® sandwich promotions and various LTOs. Similarly, marketing efforts in the Latin America segment included promotions aimed at driving traffic and average check such as the Come Como ReyTM (Eat Like a King), BKTM Ofertas (King Deals) and Whopper® sandwich LTOs.

The company opened 37 net new restaurants in the third quarter of its 2010 fiscal year and completed the acquisition of 35 restaurants in Singapore in early March as previously announced. Trailing 12-month net restaurant count increased 305 over the prior 12-month period, representing a net restaurant growth rate of 2.6 percent. During this period, the company posted positive net restaurant growth across all business segments with 89 percent of the restaurants opened outside of the U.S. and Canada. For the 2010 full fiscal year, the company is on target to open 250 to 300 net new restaurants as previously guided.

During the quarter, the company posted worldwide company restaurant margins (CRM) of 11.3 percent, a 40 basis point decrease compared to the same period last year. The decrease was primarily driven by increased occupancy and other operating costs largely due to the deleveraging effect of negative comparable sales on fixed costs. However, worldwide CRM benefited from lower food, paper and product costs across all reporting segments. CRM in the U.S. and Canada segment increased 20 basis points compared to the same period last year aided by the meaningful comparable sales improvement in March and by decreased labor expenses primarily resulting from variable labor control enhancements in the U.S. Lower CRM in EMEA/APAC and Latin America segments as compared to the same period last year more than offset the improvement realized in the U.S. and Canada.

During the third quarter, the company realized $4.5 million of other income as compared to the prior year’s other income of $1.3 million. The increase in other income was primarily the result of gains realized on the sale of restaurant properties and cash flow hedging activities.

General and administrative (G&A) expenses increased by $3 million compared to the same period last year. Currency translation negatively impacted G&A by $3.1 million. Net of currency translation, G&A was unchanged compared to the same quarter last year.

Income before income taxes for the third quarter of fiscal 2010 was up 6 percent at $67.0 million, compared to $63.0 million in the same period last year. However, diluted earnings per share were down 12 percent at $0.30, including a $0.01 favorable impact due to currency translation, compared to diluted earnings per share of $0.34 in the same quarter last year. The decrease in diluted earnings per share was driven by an effective tax rate of 38.8% compared to an effective tax rate of 25.2% in the same period last year that included a $0.05 benefit from the resolution of tax audits. This quarter’s effective tax rate, which negatively impacted diluted earnings per share by $0.02, was primarily as a result of the current mix of income from multiple tax jurisdictions and currency fluctuations.

Looking ahead

The company’s fiscal 2010 fourth quarter marketing calendar includes promotional movie tie-ins with summer releases of expected blockbusters Iron Man 2 and The Twilight Saga: Eclipse. Superfamily promotions will include Marmaduke and SpongeBob SquarePantsTM. Featured products during the quarter will flex both ends of the company’s barbell menu strategy. Value offerings will include the BK® Breakfast Muffin and Buck Double. Indulgent products, aimed at driving higher check, will include the newly added BKTM Breakfast Bowl and products engineered to be cooked on the flexible broiler including fall-off-the-bone BKTM Fire-Grilled Ribs, scheduled to launch at the end of May.

“The U.S. economy is showing mixed signs of improvement with recent reports on improved retail spending and consumer confidence. However, high levels of unemployment and underemployment will remain our industry’s biggest headwind,” Chidsey said. “So we will continue to manage the brand for the future, well-positioning us as the economy continues to recover.

“In the near term, we are excited about our product line-up that includes a balance of value and premium products that take full advantage of our game-changing broiler. And we are looking forward to the launch of our enhanced breakfast platform this fall, led by this summer’s roll-out of Seattle’s Best Coffee®.

“We remain on-track in both our net new restaurant openings and on our restaurant reimaging initiative. We continue to find new ways to run even more efficient restaurants and control our overhead spending. Overall, I am pleased with our global momentum and confident in our ability to keep moving the brand forward,” Chidsey concluded.

Related Communication

Burger King Holdings Inc. (NYSE:BKC) will hold its third quarter earnings call for fiscal year 2010 on Thursday, April 29, at 10 a.m. EDT following the release of its third quarter results before the stock market opens on the same day. During the call, Chairman and Chief Executive Officer John Chidsey; Chief Financial Officer Ben Wells; Chief Marketing Officer, North America Mike Kappitt; and Senior Vice President of Investor Relations and Global Communications Amy Wagner will discuss the company's third quarter results.

The earnings call will be webcast live via the company's investor relations Web site at http://investor.bk.com and will be available for replay for 30 days.

About Burger King Holdings, Inc.

The BURGER KING® system operates more than 12,000 restaurants in all 50 states and in 74 countries and U.S. territories worldwide. Approximately 90 percent of BURGER KING® restaurants are owned and operated by independent franchisees, many of them family-owned operations that have been in business for decades. In 2008, Fortune magazine ranked Burger King Corp. (BKC) among America's 1,000 largest corporations and in 2010, Standard & Poor's included shares of Burger King Holdings, Inc. in the S&P MidCap 400 index. BKC was recently recognized by Interbrand on its top 100 “Best Global Brands” list and Ad Week has named it one of the top three industry-changing advertisers within the last three decades. To learn more about Burger King Corp., please visit the company's Web site at www.bk.com.

FORWARD-LOOKING STATEMENTS

Certain statements made in this report that reflect management's expectations regarding future events and economic performance are forward-looking in nature and, accordingly, are subject to risks and uncertainties. These forward-looking statements include statements regarding our ability to effectively manage our business for the long term to ensure the success and growth of the brand; our expectations regarding our ability to open 250 to 300 net new restaurants during fiscal 2010; our expectations regarding our fiscal 2010 fourth quarter marketing calendar and the success of the featured products and promotions; our expectations regarding our ability to drive higher check with new indulgent products; our expectations regarding our ability to successfully position the brand for when the economy recovers; our expectations regarding our ability to offer a product line-up that includes a balance of value and premium products to take full advantage of our proprietary flexible broiler; our expectations regarding the success of our enhanced breakfast platform, led by the roll-out of Seattle’s Best Coffee®; our expectations regarding our ability to remain on track in both our net new restaurant openings and on our restaurant reimaging initiative; our expectations regarding our ability to continue to find new ways to run even more efficient restaurants and control overhead spending; our expectations regarding our global momentum and ability to keep moving the brand forward; our expectations regarding fourth quarter and full fiscal year 2010 worldwide system comparable sales; and other expectations regarding our future financial and operational results. These forward-looking statements are only predictions based on our current expectations and projections about future events. Important factors could cause our actual results, level of activity, performance or achievements to differ materially from those expressed or implied by these forward-looking statements.

These factors include those risk factors set forth in filings with the Securities and Exchange Commission, including our annual and quarterly reports, and the following:

  Global economic or other business conditions that may affect the desire or ability of our customers to purchase our products such as inflationary pressures, higher unemployment rates, increases in gas prices, declines in median income growth, consumer confidence and consumer discretionary spending and changes in consumer preferences, and the impact of negative sales and traffic on our business, including the risk that we will be required to incur non-cash impairment or other charges that reduce our earnings;
  Risks related to adverse weather conditions and other uncontrollable events, and the impact of such events on our operating results;
  Our ability to compete domestically and internationally in an intensely competitive industry;
  Our ability to successfully implement our international growth strategy and risks related to our international operations;
  Risks arising from the significant and rapid fluctuations in the currency exchange markets and the decisions and positions that we take to hedge such volatility;
  Risks related to continued losses in our German business, including the potential for an impairment of our long-lived assets and a valuation allowance on a portion of our deferred tax asset balance, which would have a negative impact on our future effective income tax rate, operating results and financial condition;
  Our ability and the ability of our franchisees to manage increases in operating costs, including future mandated health care costs, if we or our franchisees choose not to pass, or cannot pass, these increased costs on to our guests;
  Our relationship with, and the success of, our franchisees;
  The effectiveness of our marketing and advertising programs and franchisee support of these programs;
  Risks related to franchisee financial distress due to issues arising with their Burger King® restaurants or losses from other businesses, which could result in, among other things, restaurant closures, delayed or reduced payments to us of royalties and rents and increased exposure to third parties, such as landlords;
  The ability of our franchisees to refinance their business or to obtain new financing for development, restaurant remodels and equipment initiatives on acceptable terms or at all, and the strength of the financial institutions that have historically provided financing to franchisees;
  Risks related to disruptions and catastrophic events, including disruption in the financial markets, war, terrorism and other international conflicts, public health issues such as the H1N1 flu pandemic, and natural disasters, and the impact of such events on our operating results;

  Risks related to food safety, including food borne illness and food tampering, and the safety of toys and other promotional items available in our restaurants;
  Risks related to the loss of any of our major distributors, particularly in those international markets where we have a single distributor, and interruptions in the supply, or increases in the cost, of necessary products to us due to adverse weather and climate conditions or otherwise;
  Our ability to execute on our reimaging program in the U.S. and Canada to increase sales and profitability and our ability to successfully execute our portfolio management strategy;
  Our ability to implement our growth strategy and strategic initiatives given restrictions imposed by our senior credit facility;
  Risks related to the ability of counterparties to our secured credit facility, interest rate swaps and foreign currency forward contracts to fulfill their commitments and/or obligations;
  Risks related to interruptions or security breaches of our computer systems and risks related to the lack of integration of our worldwide technology systems;
  Our ability to continue to extend our hours of operation, at least in the U.S. and Canada, to capture a larger share of both the breakfast and late night dayparts;
  Changes in consumer perceptions of dietary health and food safety and negative publicity relating to our products;
  Our ability to retain or replace executive officers and key members of management with qualified personnel;
  Risks related to changes in the mix of earnings in countries with different statutory tax rates, changes in the valuation of deferred tax assets and liabilities and continued losses in certain international Company restaurant markets that could trigger a valuation allowance or negatively impact our ability to utilize foreign tax credits to offset our U.S. income taxes;
  Risks related to the reasonableness of our tax estimates, including sales, excise, GST, VAT and other taxes;
  Our ability to realize our expected tax benefits from the realignment of our European and Asian businesses;
  Our ability to manage changing labor conditions in the U.S. and internationally;
  Adverse legal judgments, settlements or pressure tactics; and
  Adverse legislation or regulation.

These risks are not exhaustive and may not include factors which could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. We do not undertake any responsibility to update any of these forward-looking statements to conform our prior statements to actual results or revised expectations.

Burger King Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(Dollars and shares in millions, except for per share data)

			Increase / (Decrease)
Three Months Ended March 31,	2010	2009	$	%
Revenues:
Company restaurant revenues	$439.2	$448.8	$(9.6)	(2)%
Franchise revenues	129.9	124.9	5.0	4%
Property revenues	27.8	26.2	1.6	6%
Total revenues	596.9	599.9	(3.0)	(1)%
Company restaurant expenses	389.5	396.5	(7.0)	(2)%
Selling, general and administrative expenses (1)	117.8	115.7	2.1	2%
Property expenses	15.2	13.4	1.8	13%
Other operating (income) expense, net (1)	(4.5)	(1.3)	(3.2)	NM
Total operating costs and expenses	518.0	524.3	(6.3)	(1)%
Income from operations	78.9	75.6	3.3	4%
Interest expense	12.2	13.0	(0.8)	(6)%
Interest income	(0.3)	(0.4)	0.1	(25)%
Interest expense, net	11.9	12.6	(0.7)	(6)%
Income before income taxes	67.0	63.0	4.0	6%
Income tax expense	26.0	15.9	10.1	64%
Net income	$41.0	$47.1	$(6.1)	(13)%

Earnings per share - basic	$0.30	$0.35	$(0.05)	(14)%
Earnings per share - diluted	$0.30	$0.34	$(0.04)	(12)%

Weighted average shares - basic	135.3	134.6
Weighted average shares - diluted	137.2	136.7

NM - Not meaningful

(1) Certain prior year amounts have been reclassified from other operating (income) expense, net to general and administrative expenses. These reclassifications had no impact on the company's results of operations.

			Increase / (Decrease)
Nine Months Ended March 31,	2010	2009	$	%
Revenues:
Company restaurant revenues	$1,385.2	$1,418.9	$(33.7)	(2)%
Franchise revenues	408.9	404.5	4.4	1%
Property revenues	85.1	84.1	1.0	1%
Total revenues	1,879.2	1,907.5	(28.3)	(1)%
Company restaurant expenses	1,209.1	1,239.6	(30.5)	(2)%
Selling, general and administrative expenses (1)	374.7	366.2	8.5	2%
Property expenses	44.7	42.1	2.6	6%
Other operating (income) expense, net (1)	0.6	7.9	(7.3)	NM
Total operating costs and expenses	1,629.1	1,655.8	(26.7)	(2)%
Income from operations	250.1	251.7	(1.6)	(1)%
Interest expense	37.4	44.2	(6.8)	(15)%
Interest income	(0.8)	(2.2)	1.4	(64)%
Interest expense, net	36.6	42.0	(5.4)	(13)%
Income before income taxes	213.5	209.7	3.8	2%
Income tax expense	75.7	68.5	7.2	11%
Net income	$137.8	$141.2	$(3.4)	(2)%

Earnings per share - basic	$1.02	$1.05	$(0.03)	(3)%
Earnings per share - diluted	$1.00	$1.03	$(0.03)	(3)%

Weighted average shares - basic	135.6	134.8
Weighted average shares - diluted	137.4	136.8

NM - Not meaningful

(1) Certain prior year amounts have been reclassified from other operating (income) expense, net to general and administrative expenses. These reclassifications had no impact on the company's results of operations.

PERFORMANCE INDICATORS AND USE OF NON-GAAP FINANCIAL MEASURES

To supplement the Company’s condensed consolidated financial statements presented on a U.S. Generally Accepted Accounting Principles (GAAP) basis, the Company uses three key business measures as indicators of the Company’s operational performance: sales growth, comparable sales growth and average restaurant sales. These measures are important indicators of the overall direction, trends of sales and the effectiveness of the Company’s advertising, marketing and operating initiatives and the impact of these on the entire Burger King® system. System-wide data represent measures for both Company and franchise restaurants. Unless otherwise stated, sales growth, comparable sales growth and average restaurant sales are presented on a system-wide basis.

The Company also provides certain non-GAAP financial measures, including EBITDA, adjusted EBITDA, adjusted income from operations, adjusted net income, adjusted income tax expense and adjusted earnings per share.

EBITDA is defined as earnings (net income) before interest, taxes, depreciation and amortization, and is used by management to measure operating performance of the business. The Company also uses EBITDA as a measure to calculate certain incentive based compensation and certain financial covenants related to the Company's credit facility and as a factor in the Company's tangible and intangible asset impairment test. Management believes EBITDA is a useful measure as it reflects certain operating drivers of the Company’s business, such as sales growth, operating costs, selling, general and administrative expenses and other operating income and expense.

There were no adjustments to EBITDA for the three and nine months ended March 31, 2010. However, adjusted EBITDA for the nine months ended March 31, 2009 excludes $1.5 million of expenses associated with the acquisition of franchise restaurants from a large franchisee in the U.S. and $2.0 million of start up expenses associated with acquired restaurants.

There were no adjustments to income from operations, net income, income tax expense or earnings per share for the three and nine months ended March 31, 2010. However, adjusted income from operations and adjusted net income for the nine months ended March 31, 2009 exclude the after tax effects of $1.5 million of expenses associated with the acquisition of franchise restaurants from a large franchisee in the U.S. and $2.0 million of start up expenses associated with acquired restaurants. Adjusted income tax expense for the nine months ended March 31, 2009 is calculated by using the Company’s actual tax rate for all items with the exception of the adjustments described above to which a U.S. federal and state rate of 36.5% has been applied, resulting in an adjusted effective tax rate of 32.7%. Adjusted earnings per share were calculated using adjusted net income divided by weighted average shares outstanding. Management believes that these non-GAAP financial measures are important as they provide investors and management with additional metrics to measure comparable Company performance against prior year periods by excluding expenses associated with certain significant acquisitions.

Non–GAAP Reconciliations

(In millions except per share data)

Reconciliations for EBITDA, adjusted EBITDA, adjusted income from operations, adjusted net income, adjusted income tax expense and adjusted earnings per share are as follows:

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2010	2009	2010	2009
EBITDA and adjusted EBITDA

Net income	$41.0	$47.1	$137.8	$141.2
Interest expense, net	11.9	12.6	36.6	42.0
Income tax expense	26.0	15.9	75.7	68.5
Depreciation and amortization	27.5	23.4	79.9	72.2
EBITDA	106.4	99.0	330.0	323.9
Adjustments:
Restaurant acquisition expenses	-	-	-	1.5
Start up expenses for acquired restaurants	-	-	-	2.0
Total adjustments	-	-	-	3.5
Adjusted EBITDA	$106.4	$99.0	$330.0	$327.4

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2010	2009	2010	2009
Adjusted Income from operations
Income from Operations	$78.9	$75.6	$250.1	$251.7
Adjustments:
Restaurant acquisition expenses	-	-	-	1.5
Start up expenses for acquired restaurants	-		-	2.0
Total Adjustments	-	-	-	3.5

Adjusted Income from Operations	$78.9	$75.6	$250.1	$255.2

Non–GAAP Reconciliations
(In millions except per share data)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2010	2009	2010	2009

Adjusted net income
Net Income	$41.0	$47.1	$137.8	$141.2
Income tax expense	26.0	15.9	75.7	68.5
Income before income taxes	67.0	63.0	213.5	209.7
Adjustments:
Restaurant acquisition expenses	-	-	-	1.5
Start up expenses for acquired restaurants	-	-	-	2.0
Total Adjustments	-	-	-	3.5

Adjusted Income before income taxes	67.0	63.0	213.5	213.2

Adjusted income tax expense (1)	26.0	15.9	75.7	69.8

Adjusted net income	$41.0	$47.1	$137.8	$143.4

Weighted average shares outstanding - diluted	137.2	136.7	137.4	136.8

Earnings per share - diluted	$0.30	$0.34	$1.00	$1.03
Adjusted earnings per share - diluted (2)	$0.30	$0.34	$1.00	$1.05

(1) Adjusted income tax expense for the three and nine months ended March 31, 2009 is calculated by using the Company's actual tax rate for all items with the exception of the adjustments listed above to which a U.S. federal and state tax rate of 36.5% has been applied.

(2) Adjusted diluted earnings per share is calculated using adjusted net income divided by diluted weighted average shares outstanding.

THE FOLLOWING DEFINITIONS APPLY TO THESE TERMS AS USED THROUGHOUT THIS RELEASE

Comparable sales growth	Refers to the change in restaurant sales in one period from the comparable prior year period for restaurants that have been open for thirteen months or longer, analyzed on a constant currency basis.

Sales growth	Refers to the change in restaurant sales from one period to another, analyzed on a constant currency basis.

Constant currencies	Refers to the removal of the effects of currency fluctuations by using the average exchange rate of the prior year period for both periods under comparison.

Actual currencies	Includes impact of changes in currency exchange rates.

Local currency	Principal currency in which local market transacts business.

Average restaurant sales	Refers to average restaurant sales for the defined period. It is calculated as the total sales averaged over total store months for all restaurants open during that period.

Worldwide	Refers to measures for all geographic locations on a combined basis.

System or system-wide	Refers to measures with Company and franchise restaurants combined. Unless otherwise stated, sales growth, comparable sales growth and average restaurant sales are presented on a system-wide basis.

Franchise sales	Refers to sales at all franchise restaurants. Although the Company does not record franchise sales as revenues, royalty revenues are based on a percentage of sales from franchise restaurants and are reported as franchise revenues by the Company.

Company restaurant revenues	Consists of sales at Company restaurants.

Franchise revenues	Consists primarily of royalties earned on franchise sales and franchise fees. Royalties earned are based on a percentage of franchise sales.

Property revenues	Includes property income from real estate that the Company leases or subleases to franchisees.

Company restaurant expenses	Consists of all costs necessary to manage and operate Company restaurants including (a) food, paper and product costs, (b) payroll and employee benefits, and (c) occupancy and other operating expenses, which include rent, utility costs, insurance, repair and maintenance costs, depreciation for restaurant property and other operating costs.

Company restaurant margin	Represents Company restaurant revenues less Company restaurant expenses. Company restaurant margin is calculated using dollars expressed in hundreds of thousands.

Property expenses	Includes rent and depreciation expense related to properties leased or subleased by the Company to franchisees and the cost of building and equipment leased by the Company to franchisees.

Selling, general and administrative expenses (SG&A)	Comprised of advertising and promotional expenses and general and administrative expenses, such as costs of field management for Company and franchise restaurants and corporate overhead, including corporate salaries, the unfunded portion of deferred compensation related to investments held in a rabbi trust and corporate facilities.

Other operating (income) expense, net

Includes income and expenses that are not directly derived from the Company’s primary business such as gains and losses on asset and business disposals, write-offs associated with Company restaurant closures, impairment charges, charges recorded in connection with acquisitions of franchise operations, gains and losses on currency transactions, gains and losses on foreign currency forward contracts and other miscellaneous items.

Refranchising	Refers to sales of Company restaurants to franchisees. “Net refranchising” refers to sales of Company restaurants to franchisees, net of acquisitions of franchise restaurants by the Company.

SUPPLEMENTAL INFORMATION

The following supplemental information relates to Burger King Holdings, Inc.’s results for the three and nine months ended March 31, 2010.

Our business operates in three reportable business segments: (1) the United States (U.S.) and Canada; (2) Europe, the Middle East, Africa and Asia Pacific, or EMEA/APAC; and (3) Latin America.

Seasonality

Restaurant sales are typically higher in the spring and summer months (our fourth and first fiscal quarters) when the weather is warmer than in the fall and winter months (our second and third fiscal quarters). Restaurant sales during the winter are typically highest in December, during the holiday shopping season. Our restaurant sales and Company restaurant margin are typically lowest during our third fiscal quarter, which occurs during the winter months and includes February, the shortest month of the year. Furthermore, adverse weather conditions can have material adverse effects on restaurant sales. The timing of religious holidays may also impact restaurant sales.

Impact of Foreign Currency Translation

Our international operations are impacted by fluctuations in currency exchange rates. In Company markets located outside of the U.S., we generate revenues and incur expenses denominated in local currencies. These revenues and expenses are translated using the average rates during the period in which they are recognized, and are impacted by changes in currency exchange rates. In many of our franchise markets, our franchisees pay royalties to us in currencies other than the local currency in which they operate; however, as the royalties are calculated based on local currency sales, our revenues are still impacted by fluctuations in currency exchange rates.

Management reviews and analyzes business results excluding the effect of currency translation and calculates certain incentive compensation for management and corporate-level employees based on these results believing this better represents our underlying business trends. Results excluding the effect of currency translation are calculated by translating current year results at prior year average exchange rates.

The table below represents the change in selected items of or derived from our consolidated income statement compared to the same period in the prior year, and the impact from the movement of currency exchange rates on these items (in millions, except per share data):

	Three months ended March 31,				Nine months ended March 31,
				Currency Translation Benefit / (Cost)				Currency Translation Benefit / (Cost)

			Inc / (Dec)				Inc / (Dec)
	2010	2009	$		2010	2009	$

Revenues	$596.9	$599.9	$(3.0)	$19.5	$1,879.2	$1,907.5	$(28.3)	$21.4
Company restaurant margin	49.7	52.3	(2.6)	1.1	176.1	179.3	(3.2)	1.2
Selling, general & administrative expenses (1)	117.8	115.7	2.1	(3.7)	374.7	366.2	8.5	(5.2)
Income from operations	78.9	75.6	3.3	2.6	250.1	251.7	(1.6)	1.4
Net Income	41.0	47.1	(6.1)	1.0	137.8	141.2	(3.4)	(0.7)
Earnings per share- diluted	$0.30	$0.34	$(0.04)	$0.01	$1.00	$1.03	$(0.03)	$-

(1) Certain prior year amounts have been reclassified from other operating (income) expense, net to general and administrative expenses. These reclassifications had no impact on the company's results of operations.

Revenues (Dollars in millions)
Revenues consist of Company restaurant revenues, franchise revenues and property revenues.

	Three Months Ended March 31,			Nine Months Ended March 31,
			% Increase			% Increase
	2010	2009	(Decrease)	2010	2009	(Decrease)
Company restaurant revenues:
U.S. & Canada	$310.0	$327.7	(5)%	$967.0	$1,001.1	(3)%
EMEA/APAC	114.4	108.2	6%	372.9	371.3	0%
Latin America	14.8	12.9	15%	45.3	46.5	(3)%
Total Company restaurant revenues	439.2	448.8	(2)%	1,385.2	1,418.9	(2)%
Franchise revenues:
U.S. & Canada	74.9	77.2	(3)%	233.7	241.0	(3)%
EMEA/APAC	43.8	37.0	18%	140.4	127.6	10%
Latin America	11.2	10.7	5%	34.8	35.9	(3)%
Total franchise revenues	129.9	124.9	4%	408.9	404.5	1%
Property revenues:
U.S. & Canada	22.2	20.2	10%	67.6	65.0	4%
EMEA/APAC	5.6	6.0	(7)%	17.5	19.1	(8)%
Latin America	-	-	NA	-	-	NA
Total property revenues	27.8	26.2	6%	85.1	84.1	1%
Total revenues:
U.S. & Canada	407.1	425.1	(4)%	1,268.3	1,307.1	(3)%
EMEA/APAC	163.8	151.2	8%	530.8	518.0	2%
Latin America	26.0	23.6	10%	80.1	82.4	(3)%
Total revenues	$596.9	$599.9	(1)%	$1,879.2	$1,907.5	(1)%

NA - Not applicable
Note: Revenues include the impact of currency exchange rates.

Total Revenues

Total revenues decreased by $3.0 million, or 1%, to $596.9 million for the three months ended March 31, 2010, compared to the same period in the prior year. This decrease was principally due to negative worldwide comparable sales growth of 3.7% (in constant currencies) for the three-month period, primarily driven by negative comparable sales in the U.S. and Canada and Latin America segments, partially offset by positive comparable sales in the EMEA/APAC segment. This decrease was partially offset by $19.5 million of favorable impact from the movement of currency exchange rates for the three-month period and, secondarily, by a net increase of 305 system restaurants during the trailing twelve-month period ended March 31, 2010.

Total revenues decreased by $28.3 million, or 1%, to $1,879.2 million for the nine months ended March 31, 2010, compared to the same period in the prior year, principally due to negative worldwide comparable sales growth of 2.9% (in constant currencies) for the nine-month period, primarily driven by negative comparable sales in the U.S. and Canada and Latin America segments, partially offset by positive comparable sales in the EMEA/APAC segment. This decrease was partially offset by $21.4 million of favorable impact from the movement of currency exchange rates for the nine-month period and, secondarily, by the net increase in the number of system restaurants noted above.

Total Company restaurant revenues decreased by $9.6 million, or 2%, to $439.2 million for the three months ended March 31, 2010, compared to the same period in the prior year, primarily due to negative worldwide Company comparable sales of 4.0% (in constant currencies) for the three-month period. This decrease was partially offset by $14.0 million of favorable impact from the movement of currency exchange rates for the three-month period and a net increase of 20 Company restaurants during the trailing twelve-months ended March 31, 2010, primarily due to the acquisition of 35 restaurants from a franchisee in Singapore on March 1, 2010 as part of our ongoing portfolio management initiative.

Total Company restaurant revenues decreased by $33.7 million, or 2%, to $1,385.2 million for the nine months ended March 31, 2010, compared to the same period in the prior year, primarily due to negative worldwide Company comparable sales of 2.6% (in constant currencies) for the nine-month period. This decrease was partially offset by $15.6 million of favorable impact from the movement of currency exchange rates for the nine-month period and the net increase in Company restaurant count, primarily due to the acquisition of 35 franchise restaurants in Singapore as noted above.

Total franchise revenues increased by $5.0 million, or 4%, to $129.9 million for the three months ended March 31, 2010, compared to the same period in the prior year. Total franchise revenues increased as a result of $4.9 million of favorable impact from the movement of currency exchange rates for the three-month period, a net increase of 285 franchise restaurants during the trailing twelve-month period, and a higher effective royalty rate in the U.S. These factors were partially offset by negative worldwide franchise comparable sales of 3.7% (in constant currencies) for the three-month period, driven primarily by negative franchise comparable sales in the U.S and Canada and Latin America segments, partially offset by positive franchise comparable sales in the EMEA/APAC segment for the three months ended March 31, 2010.

Total franchise revenues increased by $4.4 million, or 1%, to $408.9 million for the nine months ended March 31, 2010, compared to the same period in the prior year. Total franchise revenues increased as a result of $5.5 million of favorable impact from the movement of currency exchange rates for the nine-month period, the net increase in franchise restaurant count and a higher effective royalty rate in the U.S., partially offset by the unfavorable impact of negative worldwide franchise comparable sales of 2.9% (in constant currencies) for the nine-month period.

Total property revenues increased by $1.6 million, or 6%, to $27.8 million and by $1.0 million, or 1%, to $85.1 million for the three and nine months ended March 31, 2010, respectively, compared to the same periods in the prior year. Total property revenues increased as a result of $0.6 million and $0.3 million of favorable impact from the movement of currency exchange rates for the three and nine month periods, respectively, and the net effect of changes to our property portfolio, which includes the impact of the refranchising of Company restaurants and opening of new restaurants leased to franchisees. These factors were partially offset by decreased revenues from percentage rents as a result of negative franchise comparable sales in the U.S.

We experienced negative worldwide comparable sales of 3.7% (in constant currencies) for the three months ended March 31, 2010. As previously reported, worldwide comparable sales were severely impacted during the months of January and February by adverse weather conditions in the Central and Eastern portions of the U.S. Worldwide comparable sales improved in March as the impact of weather became less significant. In addition to adverse weather conditions, worldwide comparable sales for the three-month period were negatively impacted by lower levels of guest spending due to value promotions in the U.S., such as the $1 ¼ lb. Double Cheeseburger promotion, partially offset by the national launch of the premium Steakhouse XT™ burger line in February 2010, and continued traffic declines in Latin America. These factors were partially offset by positive comparable sales growth in the EMEA/APAC segment, mainly driven by positive comparable sales in Spain, Turkey, Australia and New Zealand.

Negative worldwide comparable sales of 2.9% (in constant currencies) for the nine months ended March 31, 2010 were adversely impacted by a continued weak labor market, lower discretionary spending, competitive discounting and the adverse weather conditions in the U.S. noted above. Negative worldwide comparable sales for the nine-month period were partially offset by positive comparable sales growth in the EMEA/APAC segment.

U.S. and Canada

In the U.S. and Canada, Company restaurant revenues decreased by $17.7 million, or 5%, to $310.0 million, and by $34.1 million, or 3%, to $967.0 million, for the three and nine months ended March 31, 2010, respectively, compared to the same periods in the prior year. These decreases were the result of negative Company comparable sales growth in the U.S. and Canada of 4.0% and 2.7% (in constant currencies) for the three and nine month periods, respectively, primarily driven by negative Company comparable sales in the U.S., partially offset by positive Company comparable sales in Canada. Company restaurant revenues were also adversely impacted by a net decrease of 24 Company restaurants during the trailing twelve-month period, including the net refranchising of 25 Company restaurants as part of our ongoing portfolio management initiative. These factors were partially offset by $5.3 million and $8.0 million of favorable impact from the movement of currency exchange rates in Canada for the three and nine months ended March 31, 2010, respectively.

In the U.S. and Canada, franchise revenues decreased by $2.3 million, or 3%, to $74.9 million, and by $7.3 million, or 3%, to $233.7 million for the three and nine months ended March 31, 2010, respectively, compared to the same periods in the prior year. These decreases were primarily the result of negative franchise comparable sales growth in the U.S. and Canada of 6.4% and 4.9% (in constant currencies) for the three and nine month periods, respectively, primarily driven by negative franchise comparable sales in the U.S., partially offset by positive franchise comparable sales in Canada. These factors were partially offset by a net increase of 59 franchise restaurants during the trailing twelve-month period and an increase in the effective royalty rate in the U.S. The impact from the movement of currency exchange rates was not significant in this segment for both periods.

In the U.S. and Canada, property revenues increased by $2.0 million, or 10%, to $22.2 million for the three months ended March 31, 2010, compared to the same period in the prior year. This increase was primarily due to the net effect of changes to our property portfolio, partially offset by decreased revenues from percentage rents resulting from negative franchise comparable sales growth in the U.S.

We experienced negative comparable sales growth in the U.S. and Canada of 6.1% (in constant currencies) for the three months ended March 31, 2010. As previously reported, U.S. and Canada comparable sales of negative 8.2% for the two-month period ended February 28, 2010 were severely impacted by adverse weather conditions in the Central and Eastern portions of the U.S., where over 75% of this segment’s system restaurants are located. Comparable sales in the U.S. and Canada were negative 2.0% in March, a significant improvement over the prior months, albeit still negative, as the impact of weather became less significant. In addition to adverse weather conditions, U.S. and Canada comparable sales for the three-month period were negatively impacted by a continued weak labor market and lower levels of guest spending due to value promotions in the U.S., such as the $1 ¼ lb. Double Cheeseburger promotion, partially offset by the return to a more balanced menu with the national launch of the premium Steakhouse XT™ burger line in February and positive traffic in March. According to The NPD Group, Inc., which prepares and disseminates CREST® data, QSR traffic in the U.S. declined 3% versus a year ago in the quarter ended February 2010. During the quarter, U.S. marketing efforts focused on both ends of our barbell menu strategy with continued emphasis on value including the $1 ¼ lb. Double Cheeseburger promotion, and the roll-out of the premium Steakhouse XT™ burger line, which highlights the brand’s signature flame-broiled taste. Marketing initiatives during the quarter included a U.S. campaign with NASCAR® Sprint Cup Series driver Tony Stewart and the semi-annual winter mail coupon drop to 77 million households, as well as Superfamily promotions such as Hoodwinked Too™, The Spectacular Spiderman™, Polly Pocket™ and Pinkalicious™ which were also leveraged across many international markets.

Negative comparable sales growth in the U.S. and Canada of 4.6% (in constant currencies) for the nine months ended March 31, 2010, was driven by lower levels of guest spending due to value promotions in the U.S., such as the $1 ¼ lb. Double Cheeseburger promotion, as well as the adverse macroeconomic factors and weather conditions noted above in the three month discussion, partially offset by positive traffic in the U.S. during the second quarter and in March primarily due to the $1 ¼ lb. Double Cheeseburger promotion. Products and promotions featured during the nine-month period included the promotions and marketing initiatives noted for the three-month period as well as a multifaceted promotion with The Twilight Saga: New Moon aimed at broadening the brand’s appeal with female SuperFans, value-focused promotions, such as the $1 Whopper Jr.® sandwich and 2 for $4 Original Chicken sandwiches, Whopper® sandwich limited time offers, and Superfamily promotions such as SpongeBob SquarePants™, Planet 51™ , G.I. Joe™, Cloudy with a Chance of Meatballs™ and Transformers™ 2.

EMEA/APAC

In EMEA/APAC, Company restaurant revenues increased by $6.2 million, or 6%, to $114.4 million for the three months ended March 31, 2010, compared to the same period in the prior year. This increase was primarily driven by $7.1 million of favorable impact from the movement of currency exchange rates, and the net increase of 37 Company restaurants during the trailing twelve-month period ended March 31, 2010, which included the acquisition of 35 restaurants from a franchisee in Singapore on March 1, 2010 as part of our ongoing portfolio management initiative. These factors were partially offset by the impact from negative Company comparable sales growth in EMEA/APAC of 3.9% (in constant currencies) for the three months ended March 31, 2010, primarily driven by negative Company comparable sales growth in markets such as Germany and the U.K, partially offset by positive Company comparable sales growth in Spain.

Company restaurant revenues in EMEA/APAC remained relatively unchanged at $372.9 million for the nine months ended March 31, 2010, compared to the same period in the prior year, due to negative Company comparable sales growth in EMEA/APAC of 2.0% (in constant currencies), primarily driven by negative Company comparable sales in Germany, partially offset by positive Company comparable sales growth in Spain and the U.K. This decrease was offset by $10.2 million of favorable impact from the movement of currency exchange rates and the net increase of 37 Company restaurants during the trailing twelve-month period.

Franchise revenues in EMEA/APAC increased by $6.8 million, or 18%, to $43.8 million, and by $12.8 million, or 10%, to $140.4 million for the three and nine months ended March 31, 2010, respectively, compared to the same periods in the prior year. These increases were primarily driven by $4.0 million and $4.9 million of favorable impact from the movement of currency exchange rates for the three and nine month periods, respectively, the net increase in franchise restaurants of 180 during the trailing twelve-month period ended March 31, 2010 and positive franchise comparable sales growth of 1.7% and 1.4% (in constant currencies) for the three and nine month periods, respectively, reflecting strong performance in markets such as Spain, Turkey, Australia, New Zealand and Korea.

Property revenues in EMEA/APAC decreased by $0.4 million, or 7%, to $5.6 million, for the three months ended March 31, 2010, compared to the same period in the prior year, due to a reduction in the number of properties in our portfolio. This decrease was offset by a $0.4 favorable impact from the movement of currency exchange rates. Property revenues decreased by to $1.6 million, or 8%, to $17.5 million for the nine months ended March 31, 2010, compared to the same period in the prior year, due to a reduction in the number of properties in our portfolio. The impact from the movement of currency exchange rates was not significant for the nine-month period.

Positive comparable sales growth in EMEA/APAC of 1.1% and 1.0% (in constant currencies) for the three and nine months ended March 31, 2010, respectively, was driven by the strength of Spain, Turkey and our major APAC markets, including Australia, New Zealand and Korea. Comparable sales growth was positive for both periods despite the fact that Germany, one of our major markets in this segment, experienced negative comparable sales due to traffic declines caused by adverse economic conditions, competitive discounting as well as adverse weather conditions. Although positive for the nine-month period, comparable sales growth in the U.K. turned negative during the three months ended March 31, 2010, primarily due to adverse weather conditions and the fact that the U.K. market was lapping over strong comparable sales in the prior year period. During both periods, we focused in EMEA/APAC on promoting our barbell menu strategy with a combination of value and premium offerings such as value-oriented King Deals™ , Stunner Deals™ and the Chili Cheese Burger limited time offer and higher margin indulgent products including the Chicken TenderCrisp® sandwich, Whopper® sandwich promotions and various limited time offers.

Latin America

In Latin America, where all Company restaurants are located in Mexico, Company restaurant revenues increased by $1.9 million, or 15%, to $14.8 million for the three months ended March 31, 2010, compared to the same period in the prior year. The increase was primarily the result of a net increase of seven Company restaurants during the trailing twelve-month period ended March 31, 2010 and $1.6 million of favorable impact from the movement of currency exchange rates, partially offset by negative Company comparable sales growth of 5.2% (in constant currencies) during the three-month period.

During the nine months ended March 31, 2010, Company restaurant revenues in Latin America decreased by $1.2 million, or 3%, to $45.3 million compared to the same period in the prior year, primarily due to negative Company comparable sales of 5.2% (in constant currencies) and $2.6 million of unfavorable impact from the movement of currency exchange rates for the nine-month period, partially offset by a net increase of seven Company restaurants during the trailing twelve-month period.

Latin America franchise revenues increased by $0.5 million, or 5%, to $11.2 million for the three months ended March 31, 2010, compared to the same period in the prior year. The increase was primarily the result of a net increase of 46 franchise restaurants during the trailing twelve-month period ended March 31, 2010 and $0.7 million of favorable impact from the movement of currency exchange rates, partially offset by negative franchise comparable sales growth of 1.4% (in constant currencies). Despite the negative franchise comparable sales growth in Latin America, Brazil and the Southern Cone markets demonstrated strong performance during the three-month period due to better macroeconomic conditions compared to the rest of Latin America.

During the nine months ended March 31, 2010, franchise revenues in Latin America decreased by $1.1 million, or 3%, to $34.8 million, compared to the same period in the prior year, primarily the result of negative franchise comparable sales growth of 2.8% (in constant currencies) for the nine-month period. This decrease was partially offset by the net increase in franchise restaurants during the trailing twelve-month period and a $0.2 million favorable impact from the movement of currency exchange rates for the nine-month period.

Negative comparable sales growth in Latin America of 1.6% and 3.0% (in constant currencies) for the three and nine months ended March 31, 2010, respectively, was the result of a decline in traffic compared to the same periods in the prior year, particularly in Mexico and Central America, driven by continued adverse socioeconomic conditions, lower influx of remittances from the U.S., a slowdown in tourism and the devaluation of local currencies. During the three-month period, we continued to leverage our barbell menu strategy with everyday branded value platforms such as Come Como Rey™ (Eat Like a King) and BK™ Ofertas (King Deals) and affordably indulgent promotional products such as the Bourbon Whopper® sandwich. Products and promotions featured during the nine-month period include the products and promotions noted above for the three-month period, as well as national launch of the Mega Angus XT™ sandwich in Mexico, the Transformers™ BBQ Stackticon™ and Whopper® Furioso (aka Angry Whopper®) promotion burgers regionally, the Whopper® Jackpot sweepstakes as well as strong kids’ properties such as Transformers™, Pokémon™, G.I. Joe™ and Cloudy with a Chance of Meatballs™, SpongeBob SquarePants™ and Planet 51™.

Additional information regarding the key revenue performance measures discussed above is as follows:

Key Revenue Performance Measures

	As of March 31,
			Increase/
	2010	2009	(Decrease)
Number of Company restaurants:
U.S. & Canada	1,030	1,054	(24)
EMEA/APAC	333	296	37
Latin America	95	88	7
Total	1,458	1,438	20

Number of franchise restaurants:
U.S. & Canada	6,527	6,468	59
EMEA/APAC	3,116	2,936	180
Latin America	1,014	968	46
Total	10,657	10,372	285

Number of system restaurants:
U.S. & Canada	7,557	7,522	35
EMEA/APAC	3,449	3,232	217
Latin America	1,109	1,056	53
Total	12,115	11,810	305

	Three Months Ended March 31,		Nine Months Ended March 31,
	2010	2009	2010	2009
		(In Constant Currencies)
Company Comparable Sales Growth:
U.S. & Canada	(4.0)%	1.6%	(2.7)%	1.7%
EMEA / APAC	(3.9)%	(4.0)%	(2.0)%	0.3%
Latin America	(5.2)%	(5.1)%	(5.2)%	(0.4)%
Total Company Comparable Sales Growth	(4.0)%	(0.2)%	(2.6)%	1.3%

Franchise Comparable Sales Growth:
U.S. & Canada	(6.4)%	1.6%	(4.9)%	2.2%
EMEA / APAC	1.7%	(0.1)%	1.4%	3.5%
Latin America	(1.4)%	1.9%	(2.8)%	3.9%
Total Franchise Comparable Sales Growth	(3.7)%	1.1%	(2.9)%	2.7%

System Comparable Sales Growth:
U.S. & Canada	(6.1)%	1.6%	(4.6)%	2.2%
EMEA/APAC	1.1%	(0.6)%	1.0%	3.1%
Latin America	(1.6)%	1.3%	(3.0)%	3.6%
Total System Comparable Sales Growth	(3.7)%	1.0%	(2.9)%	2.5%

System Sales Growth:
U.S. & Canada	(5.5)%	2.8%	(3.9)%	3.0%
EMEA/APAC	7.3%	6.3%	8.2%	9.6%
Latin America	3.0%	7.2%	0.9%	11.2%
Total System Sales Growth	(1.5)%	4.1%	(0.1)%	5.5%

		(In Actual Currencies)
Worldwide average restaurant sales (In thousands) (1)	$294	$294	$935	$949

(1) The worldwide average restaurant sales (ARS) shown above includes the favorable impact of currency exchange rates of $12,000 and $14,000 for the three and nine months ended March 31, 2010, respectively.

The following table represents sales at franchise restaurants. Although the Company does not record franchise sales as revenues, royalty revenues are based on a percentage of franchise sales and are reported as franchise revenues by the Company.

	Three Months Ended March 31,				Nine Months Ended March 31,
	2010	2009	% Increase/ (Decrease)		2010	2009	% Increase/ (Decrease)
Franchise sales: (Dollars in millions)
U.S. & Canada	$1,856.1	$1,952.0	(5	) %	$5,851.1	$6,073.8	(4	) %
EMEA/APAC	995.0	818.3	22%		3,204.5	2,811.3	14%
Latin America	234.5	214.8	9%		719.7	712.0	1%
Total worldwide (1)	$3,085.6	$2,985.1	3%		$9,775.3	$9,597.1	2%

(1) Total worldwide franchise sales shown above includes the favorable impact from the movement of currency exchange rates of $128.2 million and $149.7 million for the three and nine months ended March 31, 2010, respectively.

Company Restaurant Margin (Dollars in millions)

	Percent of Revenues		Amount
Three Months Ended March 31,	2010	2009	2010	2009
Company restaurants:
U.S. & Canada	12.9%	12.7%	$39.9	$41.2
EMEA/APAC	6.1%	7.6%	7.0	8.4
Latin America	18.9%	20.0%	2.8	2.7
Total	11.3%	11.7%	$49.7	$52.3

	Percent of Revenues		Amount
Nine Months Ended March 31,	2010	2009	2010	2009
Company restaurants:
U.S. & Canada	13.7%	12.6%	$132.7	$125.1
EMEA/APAC	9.3%	11.8%	34.6	44.1
Latin America	19.4%	20.8%	8.8	10.1
Total	12.7%	12.6%	$176.1	$179.3
	Three Months Ended		Nine Months Ended
	March 31,		March 31,
Company restaurant expenses as a percentage of revenues:	2010	2009	2010	2009
Food, paper and product costs	31.4%	31.8%	31.6%	32.2%
Payroll and employee benefits	31.5%	32.0%	31.0%	31.0%
Occupancy and other operating costs	25.8%	24.5%	24.7%	24.2%
Total Company restaurant expenses	88.7%	88.3%	87.3%	87.4%

Total Company Restaurant Margin

Total Company restaurant margin decreased by $2.6 million to $49.7 million for the three months ended March 31, 2010, compared to the same period in the prior year. The decrease for the three months was primarily related to the unfavorable impact of sales deleverage on our fixed costs as a result of negative Company comparable sales across all segments, and increases in occupancy and other operating costs. The increases in occupancy and other operating costs included additional depreciation expense from an increase in depreciable assets in the U.S. and Canada related to our POS system rollout and restaurant reimaging program and increased repair and maintenance costs in EMEA, primarily in Germany. These factors were partially offset by a $1.1 million net favorable impact from the movement of currency exchange rates and efficiencies gained from improvements in variable labor controls in the U.S.

Total Company restaurant margin decreased by $3.2 million to $176.1 million for the nine months ended March 31, 2010. The decrease for the nine months was primarily related to the unfavorable impact of sales deleverage on our fixed costs as a result of negative Company comparable sales across all segments and increases in occupancy and other operating costs in the U.S. and Canada and EMEA/APAC as noted above. These factors were partially offset by the benefits realized from decreases in food, paper and product costs in the U.S. and Canada, a $1.2 million net favorable impact from the movement of currency exchange rates for the nine-month period and efficiencies gained from improvements in variable labor controls in the U.S.

As a percentage of revenues, Company restaurant margin decreased by 0.4% for the three-month period ended March 31, 2010, and increased by 0.1% for the nine-month period ended March 31, 2010 compared to the same period in the prior year, primarily due to the factors noted above, as well as the benefits realized from strategic pricing initiatives across all segments.

U.S. and Canada

Company restaurant margin in the U.S. and Canada decreased by $1.3 million to $39.9 million for the three months ended March 31, 2010, compared to the same period in the prior year. The decrease in Company restaurant margin was primarily driven by the unfavorable impact of sales deleverage on our fixed costs as a result of negative Company comparable sales in the U.S. and an increase in occupancy and other operating costs, including additional depreciation expense from an increase in depreciable assets as noted above. These factors were partially offset by efficiencies gained from improvements in variable labor controls in the U.S.

Company restaurant margin in the U.S. and Canada increased by $7.6 million to $132.7 million for the nine months ended March 31, 2010, compared to the same period in the prior year. The increase was driven by the benefits realized from decreases in food, paper and product costs during the first two quarters of fiscal 2010, efficiencies gained from improvements in variable labor controls, decreased other operating costs, including lower utility and start up costs and $0.8 million of favorable impact from the movement of currency exchange rates in Canada. These benefits were partially offset by the unfavorable impact of sales deleverage on our fixed costs due to negative Company comparable sales in the U.S.

As a percentage of revenues, Company restaurant margin in the U.S. and Canada increased by 0.2% and 1.1% for the three and nine months ended March 31, 2010, respectively, compared to the same periods in the prior year, primarily due to the factors noted above as well as the benefits realized from strategic pricing initiatives.

EMEA/APAC

Company restaurant margin in EMEA/APAC decreased by $1.4 million to $7.0 million and by $9.5 million to $34.6 million for the three and nine months ended March 31, 2010, respectively, compared to the same periods in the prior year. These decreases reflect the unfavorable impact of sales deleverage on our fixed costs due to negative Company comparable sales in the segment and traffic declines in Germany and the U.K., increased payroll and employee benefits, and increased other operating costs in the segment, offset by strategic pricing initiatives. Other operating costs included higher repair and maintenance costs in EMEA, primarily in Germany, and, for the nine-month period, start up costs related to new restaurant openings. These factors were partially offset by decreased food, paper and product costs for the three-month period and $0.4 million and $0.9 million of favorable impact from the movement of currency exchange rates for the three and nine month periods, respectively.

As a percentage of revenues, Company restaurant margin in EMEA/APAC decreased by 1.5% and 2.5% for the three and nine months ended March 31, 2010, respectively, compared to the same periods in the prior year, primarily due to the factors noted above.

Latin America

Company restaurant margin in Mexico increased by $0.1 million to $2.8 million for the three months ended March 31, 2010, compared to the same period in the prior year. The increase for the three-month period was due to a $0.3 million favorable impact from the movement of currency exchange rates which was offset by the unfavorable impact of sales deleverage on our fixed costs due to negative Company comparable sales in the segment and traffic declines in Mexico, our only Company restaurant market in this segment.

Company restaurant margin in Mexico decreased by $1.3 million to $8.8 million for the nine months ended March 31, 2010, compared to the same period in the prior year. The decrease for the nine month period reflects the unfavorable impact of sales deleverage on our fixed costs, a one-time rent adjustment recorded in the prior year, increased food, paper and product costs and the unfavorable impact from the movement of currency exchange rates of $0.5 million. These factors were partially offset by non-recurrence of accelerated depreciation and lower utility costs for the nine month period.

As a percentage of revenues, Company restaurant margin in Mexico decreased by 1.1% and 1.4% for the three and nine months ended March 31, 2010, respectively, compared to the same periods in the prior year, primarily due to the factors noted above as well as the benefits realized from strategic pricing initiatives.

Selling, General and Administrative Expenses (Dollars in millions):

	Three Months Ended March 31,			Nine Months Ended March 31,
	2010	2009	% Increase/ (Decrease)	2010	2009	% Increase/ (Decrease)

Selling Expenses	$21.6	$22.5	(4)%	$68.7	$70.1	(2)%
General and Administrative Expenses	96.2	93.2	3%	306.0	296.1	3%
Total Selling, General and Administrative
Expenses	$117.8	$115.7	2%	$374.7	$366.2	2%

Selling expenses decreased by $0.9 million, or 4%, to $21.6 million for the three months ended March 31, 2010, compared to the same period in the prior year, primarily due to a $1.9 million reduction in contributions to the marketing funds in our Company restaurant markets as a result of lower sales at our Company restaurants. This decrease was offset by a $0.6 million unfavorable impact from the movement of currency exchange rates.

General and administrative expenses increased by $3.0 million, or 3%, to $96.2 million for the three months ended March 31, 2010, largely driven by the unfavorable impact from the movement of currency exchange rates of $3.1 million and higher depreciation expense of $0.8 million due to a higher depreciable asset base compared to the prior year. These items were partially offset by miscellaneous cost reductions and bad debt recoveries.

Selling expenses decreased by $1.4 million, or 2%, to $68.7 million for the nine months ended March 31, 2010, compared to the same period in the prior year, primarily due to a $3.1 million reduction in contributions to the marketing funds in our Company restaurant markets as a result of lower sales at our Company restaurants. Partially offsetting this decrease was an increase of $0.8 million of higher local marketing expenditures aimed at driving incremental sales and a $0.7 million unfavorable impact from the movement of currency exchange rates.

General and administrative expenses increased by $9.9 million, or 3%, to $306.0 million for the nine months ended March 31, 2010, largely driven by an increase in consulting fees of $6.3 million, primarily related to information technology initiatives, the unfavorable impact from the movement of currency exchange rates of $4.5 million, salary and fringe benefit costs of $3.6 million, incremental depreciation expense of $1.9 million due to a higher depreciable asset base compared to prior year, and share-based compensation of $1.5 million. These items were partially offset by miscellaneous cost savings of $5.3 million and bad debt recoveries of $3.2 million.

Other Operating (Income) Expense, Net

Other operating income, net, for the three months ended March 31, 2010 of $4.5 million includes $3.2 million of net gains related to the disposal of property and expenses arising from restaurant closures, $1.3 million of net gains related to the remeasurement of foreign denominated assets and the impact related to the use of foreign currency forward contracts used to hedge the currency exchange impact on such assets, and $0.6 million of net gains from the settling of transactions denominated in foreign currencies.

Other operating income, net, for the three months ended March 31, 2009 of $1.3 million includes a $3.5 million gain from the refranchising of Company restaurants in the U.S. and Canada, partially offset $1.9 million of net expense related to the remeasurement of foreign denominated assets and the impact related to the use of foreign currency forward contracts used to hedge the currency exchange impact on such assets.

Other operating expense, net, for the nine months ended March 31, 2010 of $0.6 million includes a $3.5 million gain related to the refranchising of 12 Company restaurants in the U.S., and net gains of $0.5 million related to the remeasurement of foreign denominated assets and the impact related to the use of foreign currency forward contracts used to hedge the currency exchange impact on such assets. These gains were partially offset by $2.2 million of net losses related to the disposal of property and expenses arising from restaurant closures, a $2.4 million charge related to consumption tax in EMEA and a $0.7 million contract termination fee.

Other operating expense, net, for the nine months ended March 31, 2009 of $7.9 million includes $1.5 million of charges associated with the acquisition of franchise restaurants from a large franchisee in the U.S. and $7.5 million of net expense related to the remeasurement of foreign denominated assets and the impact related to the use of foreign currency forward contracts used to hedge the currency exchange impact on such assets. These expenses were partially offset by a $3.5 million gain from the refranchising of Company restaurants in the U.S. and Canada.

Income from Operations (by Segment) (Dollars in millions):

	Three Months Ended March 31,			Nine Months Ended March 31,
	2010	2009	% Increase / (Decrease)	2010	2009	% Increase / (Decrease)

U.S. & Canada	$85.8	$88.2	(3)%	$267.1	$262.4	2%
EMEA/APAC	16.6	11.0	51%	59.4	57.0	4%
Latin America	8.5	7.0	21%	27.3	26.8	2%
Unallocated	(32.0)	(30.6)	5%	(103.7)	(94.5)	10%
Total (1)	$78.9	$75.6	4%	$250.1	$251.7	(1)%

(1) Total income from operations shown above includes the impact from the movement of currency exchange rates, which was $2.6 million and $1.4 million favorable for the three and nine months ended March 31, 2010, respectively.

Interest Expense, Net

Interest expense, net decreased by $0.7 million during the three months ended March 31, 2010, compared to the same period in the prior year, reflecting a decrease in borrowings and rates paid on borrowings during the period. The weighted average interest rates for the three months ended March 31, 2010 and 2009 were 4.7% and 4.8% respectively, which included the impact of interest rate swaps on 73% and 68% of our term debt, respectively.

Interest expense, net decreased by $5.4 million during the nine months ended March 31, 2010, compared to the same period in the prior year, primarily reflecting a decrease in rates paid on borrowings during the period. The weighted average interest rates for the nine months ended March 31, 2010 and 2009 were 4.6% and 5.2% respectively, which included the impact of interest rate swaps on 72% and 70% of our term debt, respectively.

Income Taxes

Income tax expense was $26.0 million for the three months ended March 31, 2010, resulting in an effective tax rate of 38.8%, primarily as a result of the current mix of income from multiple tax jurisdictions and currency fluctuations. Income tax expense was $15.9 million for the three months ended March 31, 2009, resulting in an effective tax rate of 25.2%, primarily due to the resolution of tax audits.

Income tax expense was $75.7 million for the nine months ended March 31, 2010, resulting in an effective tax rate of 35.5%, primarily as a result of the current mix of income from multiple tax jurisdictions and currency fluctuations. Income tax expense was $68.5 million for the nine months ended March 31, 2009, resulting in an effective tax rate of 32.7%, primarily due to currency fluctuations, the current mix of income from multiple tax jurisdictions and the resolution of tax audits.

Guidance

The Company maintains its expectations for fiscal 2010 guidance. For a complete listing of the guidance and assumptions upon which such guidance was made refer to the company's Forms 8-K filed on August 25, 2009, October 29, 2009 and February 4, 2010. As it relates to fourth quarter fiscal 2010 worldwide system comparable sales, the company expects worldwide system comparable sales to improve sequentially compared to the reported third quarter fiscal 2010 worldwide system comparable sales of negative 3.7 percent.

CONTACT:
Burger King Holdings, Inc., Miami
BKC Media Relations
Susan Robison, 305-378-7277
mediainquiries@whopper.com
or
BKC Investor Relations
Amy Wagner, 305-378-7696
investor@whopper.com